Exhibit 10.1

May 25, 2018

Mr. Robert Griffing

Dear Bob,

Jaguar Health, Inc. (“JH” or the “Company”) is pleased to offer you the position of Chief Commercial Officer for Napo Pharmaceuticals, reporting to me, President and Chief Executive Officer.  We are looking forward to having you become a critical part of the Jaguar Health family and believe that you will play an instrumental role in supporting our growing Company.

We would expect your full-time start date to be June 11, 2018.

Your annual base salary will be $330,000 or $13,750 per semi-monthly on scheduled pay dates of the 15th and last day of each month less applicable payroll taxes and other authorized benefit deductions.  You will be eligible to receive an annual target bonus of 40% of your base salary. This target bonus opportunity is contingent on the company’s achievement of key corporate objectives and your personal goals as determined by the Board of Directors.  The bonus payment, if earned, will be paid by the end of the first quarter 2019, as prorated.   You will also receive a sign-on bonus of $15,000 to be paid monthly at three (3) equal installments of $5,000 through the September 14th pay date.  The Company has the right to recover this sign-on bonus should you decide to terminate your employment before your first annual work anniversary.

You will be eligible to participate in the Company’s comprehensive benefits package.  The benefits package includes medical, dental and vision health insurance plans, along with long term disability and life insurance. Currently, Jaguar Health, Inc. offers a very competitive Blue Shield of California Platinum PPO medical plan.  You will only pay a modest pre-tax payroll contribution for this plan for you and your qualified dependents.  All other health and welfare plans are under Guardian’s dental, vision, short-term, long-term disability and life insurance coverages and currently have no payroll deduction cost. Jaguar Health, Inc. reserves the right to make any changes to the cost of the health and welfare plans at any time in the future, including any payroll deductions to be assumed by you as the employee for such coverages. In addition, you will be eligible to join Jaguar Health’s non-matching 401(k) plan.

You will be allowed twenty (20) paid time off (“PTO”) days per year. You will accrue these days at the rate of 6.67 hours per semi-monthly pay period. You will also be entitled to paid Company holidays, all in accordance with Jaguar Health’s policies as may be in effect from time to time.  After your first ninety (90) days of continuous full-time employment with Jaguar Health, Inc., you will be permitted to use your

Jaguar Health, Inc. • 201 Mission Street, Suite 2375 • San Francisco, CA 94105

Tel: (415) 371-8300 • Fax: (415) 371-8311 • www.jaguar.health accrued PTO. Please see the Employee Handbook describing the maximum allowable limits that may be carried over each calendar year.

Subject to approval by the Company’s Board of Directors and the stockholders, you will be eligible to receive a grant of options to purchase up to shares 3,000,000 of the Company’s common stock on the Grant Date, as defined below (the “Stock Options”).  The Stock Options, when granted, will be granted pursuant to Jaguar Health’s 2014 Equity Incentive Plan. The stock option amount represents the amount to be granted before any potential upcoming Company stock reverse merger and the Board of Directors’ approval of such grant.  The Stock Options are intended to be incentive stock options within the meaning of Section 422(A) of the Internal Revenue Code of 1986, as amended. The Stock Options shall have an exercise price equal to the fair market value of the Company’s common stock on the date upon which the Stock Options are granted (the “Grant Date”). You will vest in these stock options as follows: 8.3% percent or 1/12 of the Stock Options upon the last day of the month that is three months after your Hire Date, and then, at the rate of 1/36th of the grant amount of stock options each month thereafter over a total vesting period of three years.

Should there be a change in control and your job is eliminated for “good reason” due to such change of control, and this double-trigger event constitutes a qualifying termination, Jaguar Health, Inc. will pay you twelve (12) months of your then monthly base salary as a severance payment.  In addition, your then outstanding unvested equity awards shall accelerate and become vested and exercisable with respect to 100% of the then unvested shares. Your equity awards shall not be cancelled but shall remain outstanding and exercisable for one year following such qualifying termination.  If you are subject to a qualifying termination and you elect to continue your health insurance coverage for you and your eligible dependents under “COBRA” following the termination of your employment, Jaguar Health, Inc. shall reimburse you for your monthly premiums for a total of twelve months following the cessation of your employment.  If you are terminated without cause and without “good reason,” Jaguar Health’s “General Severance Plan” will apply.  Based on this severance benefit, you will receive one (1) month’s base pay for every year of continuous service up to a maximum of 6 months’ base pay.  In addition, “COBRA” premiums for you and your eligible dependents will be reimbursed for a period of three (3) months following termination of employment.  Under the “General Severance Plan” you will receive acceleration of vesting for any outstanding unvested equity awards for a period of time commensurate with the term of the base pay severance calculation, with a post-termination exercise window of one (1) year following termination or until the expiration of the option, whichever is sooner.

As a condition of your employment, you will be required to execute and be bound by the Company’s EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT AND ARBITRATION AGREEMENT, a copy of which is attached as Addendum A and incorporated herein by this reference.  The covenants in that agreement will survive any termination of your employment with the Company.  The Company has an approved employee handbook (the “Handbook”).  We expect that you will comply with the Company’s policies and procedures set forth in the Handbook, as is updated from time to time at the Company’s discretion.

Finally, in accordance with the laws of California, you understand that the Company is an “at-will” employer. The term “at-will” is explained in the Handbook and nothing in this offer letter shall in any way be construed to alter the nature of your “at will” of your employment.

Jaguar Health will reimburse you for reasonable expenses associated with travel you undertake for company business, so long as (i) you use the Company’s travel agent or an alternative source approved by the Company for your travel arrangements that is at least as, or more, economical for the Company, (ii) you follow Jaguar’s Travel & Expense policy, and (iii) you timely submit your expenses with original receipts, in accordance with the Company’s reimbursement policies and procedures.

You agree that, while you are employed with Jaguar Health, Inc., you will not accept employment with, consult with, or work with, in any capacity whatsoever (including as a director or advisor), any company or organization that directly competes with the Company without my prior approval, or the approval of my designee, nor engage in any efforts that would detract from your performance at Jaguar Health, Inc. If you have any question or doubt as to whether or not a company with which you would like to work is considered a competitor or if an activity would be considered a meaningful distraction, you will consult with me prior to commencing any such working relationship.

This offer letter is to be interpreted and enforced in accordance with the laws of the State of California.  This letter reflects our entire understanding on this subject matter. This letter and the exhibits, schedules and addenda, and the Employee Handbook, will set forth the terms of your employment and supersedes any prior representations or agreements, whether written or oral. This letter may be executed in counterparts.  Facsimile signatures or signatures on copies scanned into a PDF file, if identified, legible and complete, will be considered original signatures for purposes of enforcement. Any modification, alteration, or change to this letter shall be made only by a written agreement duly executed by both you and me, or my designee.

Lastly, this offer is contingent upon your successful completion of employment background screening.

Please sign and scan this letter to me on or before May 25, 2018.

Warm regards,

/s/ Lisa A. Conte

Lisa A. Conte
President and Chief Executive Officer

Agreed to and Accepted by:

/s/ Robert Griffing
Robert Griffing - Signature
May 25, 2018